Atento Signs Strategic Agreement with T-Systems on the Provision of Data Center Services in Brazil

•         The agreement includes a long-term contract for T-Systems to manage Atento’s data center operations in Brazil during the next 10 years

•         It guarantees access to T-Systems’ state of the art technology and expertise in data center services while allowing Atento to focus on its core business, designing and implementing high value-added customer experience solutions

•         The agreement also accelerates Atento’s transformation into a digital BPO solutions provider by moving its data center operations to the cloud and enabling fast and easy roll out of new services and solutions for its clients

SAO PAULO, September 26, 2018 – Atento S.A. (NYSE:  ATTO), the leading provider of customer relationship management and business process outsourcing services (CRM/BPO) in Latin America, and one of the five top providers worldwide, and T-Systems, a Deutsche Telekom group company with a broad digital portfolio of IT solutions and services, today announced a strategic agreement on Atento’s data center operations in Brazil. The agreement includes a long-term contract for T-Systems to manage Atento’s data centers operations in Brazil for the next 10 years. The agreement is subject to regulatory and customary closing conditions. Financial terms of the operation have not been disclosed.

T-Systems will ensure Atento’s data center operations access to state-of-the-art technology and will guarantee the highest degree of data and operational security thanks to its unique expertise and proven track record in the data center industry. T-Systems will also migrate 100% of Atento’s data center operations in Brazil to the cloud contributing to the digital transformation of Atento and enabling faster and efficient roll out of its customer experience services and solutions.

Dimitrius de Oliveira, Managing Director of Atento Brazil commented, “The strategic agreement with T-Systems is a step forward in the evolution of our Company to become a digital business process outsourcing solutions provider. Strengthening and outsourcing the management of our data center operations is a component of our strategy to focus on Atento’s core business, providing our clients with the best customer experience solutions in today’s increasing digitalized and competitive environment.”

For Rogerio Ribeiro, Atento’s Chief Information Officer, “This partnership is an important step in our transformation journey, and it will strengthen the data centers operations that support our customer experience solutions business with state of the art technology and the expertise of an industry leader like T-Systems”

According to Ideval Munhoz, CEO of T-Systems Brazil, “This new step in our growth strategy with Atento’s partnership will enable T-Systems Brazil to expand its know-how and operational base to provide IT services to large Brazilian companies in several Industries.” In addition, it is a first step into a partnership we expect to offer to other operations in Latin America. In general, the market is looking for more partner´s with strong capabilities/portfolio and competencies to run big mission critical operations, this deal reinforces our strategic growth in Brazil and South America,” Ideval Munhoz added.

The agreement between T-Systems and Atento includes only Atento’s data center operations in Brazil and encompasses 3 sites that will be consolidated on the T-Systems platform. T-Systems will take on all of the Atento employees operating the sites incorporating their know how about the contact center business and further strengthening T-Systems technical capabilities to deliver world-class services.

About Atento
Atento is the largest provider of customer relationship management and business process outsourcing (CRM BPO) services in Latin America, and among the top five providers worldwide, based on revenues. Atento is also a leading provider of nearshoring CRM/BPO services to companies that carry out their activities in the United States. Since 1999, the company has developed its business model in 13 countries where it employs 150,000 people. Atento has over 400 clients to whom it offers a wide range of CRM/BPO services through multiple channels. Atento's clients are mostly leading multinational corporations in sectors such as telecommunications, banking and financial services, health, retail and public

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administrations, among others. Atento´s ordinary shares trade under the symbol ATTO on the New York Stock Exchange

(NYSE). In 2016, Atento was named one of the World´s 25 Best Multinational Workplaces by Great Place to Work® for a fourth consecutive year. For more information visit www.atento.com

Media relations
Maite Cordero

+ 34 91 740 74 47

atento.media@atento.com

Investor relations
Shay Chor

+55 11 3293 5926

shay.chor@atento.com

Fernando Schneider

55 11 3779 0967
fernando.schneider@atento.com

About T-Systems
With a footprint in more than 20 countries, 37,900 employees, and external revenue of 6.9 billion euros (2017), T-Systems is one of the world's leading vendor independent providers of digital services headquartered in Europe.

T-Systems is partnering with its customers as they address the digital transformation. The company offers integrated solutions for business customers. The Deutsche Telekom subsidiary offers one-stop shopping: from the secure operation of legacy systems and classical ICT services, the transition to cloud-based services (including international networks, tailored infrastructure, platforms and software) as well as new business models and innovation projects in the Internet of Things. T-Systems can provide all this thanks to its global reach in fixed-network and mobile communications, its highly secure data centers, a comprehensive cloud ecosystem built around standardized platforms and global partnerships, and the ability to offer top levels of security.

The Internet of Things (IoT) is making its presence felt in the business world – the real-time world has reached the engine room. Sensors can measure the current state of different factors with virtually no delay time and immediately pass on data such as location, temperature, vibrations or any deviations from predefined normal ranges. This is the basis for new business models and depends crucially on fast networks for the transmission of data and a high-performance cloud to transport the data to where it is stored and analyzed. In addition, the transmission channels and data pools must be secured against unauthorized access. Deutsche Telekom and T-Systems have spent billions on connectivity, cloud, IoT and security to ready themselves for the connected world.

Media relations T-Systems
T-Systems Brazil
Claudia Forgas – claudia.forgas@t-systems.com.br – 11 2184-2550
Renata Kyrillos - Extern.Renata.Kyrillos@t-systems.com.br – 11 2184-2544
F2 Conteúdo - Assessoria de imprensa
Fábio Barros - fbarros@f2conteudo.com.br – 11 97310-7767

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "continue" or similar terminology. These statements reflect only Atento's current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in Atento’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; Atento’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of Atento’s clients; the non-exclusive nature of Atento’s client contracts and the absence of revenue commitments; security and privacy breaches of the systems Atento uses to protect personal data; the cost of pending and future litigation; the cost of

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defending Atento against intellectual property infringement claims; extensive regulation affecting many of Atento’s businesses; Atento’s ability to protect its proprietary information or technology; service interruptions to Atento’s data and operation centers; Atento’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where Atento operates; changes in foreign exchange rates; Atento’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and Atento’s ability to recover consumer receivables on behalf of its clients. In addition, Atento is subject to risks related to its level of indebtedness. Such risks include Atento’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; Atento’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by Atento and its subsidiaries; and the ability of Atento’s lenders to fulfill their lending commitments. Atento is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. Atento undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise

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